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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) June 13, 1996


                           ELTRON INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


                                   CALIFORNIA
                 (State or other jurisdiction of incorporation)

                 0-23342                               95-4302537
        (Commission File Number)          (I.R.S. Employer Identification No.)

             41 MORELAND ROAD                            93065
          SIMI VALLEY, CALIFORNIA                      (Zip Code)
 (Address of principal executive offices)

                                 (805) 579-1800
              (Registrant's telephone number, including area code)


                                      N.A.
          (Former name or former address, if changed since last report)


                            Total Number of Pages: 25

                Index to Exhibits appears on Page: Not Applicable

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                                       1

ITEM 5. OTHER ITEMS


         Effective March 1, 1996, the Company acquired RJS, Incorporated ("RJS") in a business combination accounted for as a pooling of interests. Restated pooled financial statements for the three years ended December 31, 1995 as well as the corresponding "Management's Discussion and Analysis of Financial Condition and Results of Operations" for such restated results are provided as follows:

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Eltron International, Inc.:

         We previously audited and reported on the consolidated balance sheets of Eltron International, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995 prior to their restatement for the 1996 pooling of interests with RJS, Inc. and subsidiary ("RJS"). The contribution of RJS to the combined revenues and net income represented approximately 64% and 19%; 41% and 20%; 23% and 11% of the respective restated totals for the years ended December 31, 1993, 1994, and 1995. The total assets of RJS represented 27% and 13% of the respective restated totals for December 31, 1994 and 1995. Separate financial statements of RJS included in the related restated consolidated balance sheets, statements of income, shareholders' equity and cash flows were audited and reported on separately by other auditors. We also audited the combination of the accompanying balance sheets as of December 31, 1994 and 1995 and the consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, after restatement for the 1996 pooling of interest; in our opinion, such consolidated statements have been properly combined on the basis described in Note 1 of notes to consolidated financial statements.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eltron International, Inc. and subsidiaries as of December 31, 1994 and 1995 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



                                              COOPERS & LYBRAND L.L.P.


Sherman Oaks, California
February 24, 1996
   except for Notes 1 and 13
   as to which the date is March 1, 1996

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
   RJS, Incorporated:

We have audited the consolidated balance sheets of RJS, Incorporated and subsidiary (the "Company") as of September 30, 1995 and 1994, and the related consolidated statements of income and retained earnings and of cash flows for each of the three years in the period ended September 30, 1995 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Los Angeles, California
November 22, 1995

(1927)


                                      3(a)

                           ELTRON INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                    December 31,
                                                                                          --------------------------------
                                                                                              1994                1995
                                                                                          ------------        ------------
CURRENT ASSETS:
     Cash .........................................................................       $  1,740,905        $    729,055
     Short term investments .......................................................          4,109,411          15,552,076
     Accounts receivable, net of allowance for doubtful accounts of $337,305
       and $368,468, respectively .................................................          5,718,461           9,397,603
     Inventories ..................................................................          4,958,567          11,506,936
     Prepaid expenses and other current assets ....................................            275,622           1,146,493
     Deferred tax asset ...........................................................          1,374,000           1,891,398
                                                                                          ------------        ------------
         Total current assets .....................................................         18,176,966          40,223,561

PROPERTY AND EQUIPMENT, net .......................................................          1,156,699           3,769,436
DIFFERENCE BETWEEN COST AND FAIR VALUE OF NET ASSETS
     ACQUIRED .....................................................................             26,337             962,305

OTHER ASSETS ......................................................................            134,000             668,923
                                                                                          ------------        ------------
                                                                                          $ 19,494,002        $ 45,624,225
                                                                                          ============        ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Borrowings under line of credit ..............................................       $  1,250,000        $    768,000
     Accounts payable .............................................................          2,457,544           4,091,008
     Accounts payable to shareholder ..............................................            918,347           1,816,909
     Accrued liabilities ..........................................................            826,284             976,599
     Accrued compensation .........................................................            287,753             820,217
     Accrued taxes payable ........................................................          1,775,239                  --
     Deferred service contract revenue ............................................            199,000             215,000
                                                                                          ------------        ------------
         Total current liabilities ................................................          7,714,167           8,687,733

LONG TERM OBLIGATION ..............................................................                 --             751,313
COMMITMENTS
SHAREHOLDERS' EQUITY:
     Preferred stock, 10,000,000 shares authorized of which none are
       outstanding ................................................................                 --                  --
     Common stock, no par value:
         Authorized -- 30,000,000 shares
         Issued and outstanding -- 6,061,324 and 7,155,818 shares, respectively ...          6,702,308          23,990,634
     Cumulative translation adjustment ............................................            (11,050)            (13,733)
     Retained earnings ............................................................          5,088,577          12,208,278
                                                                                          ------------        ------------
         Total shareholders' equity ...............................................         11,779,835          36,185,179
                                                                                          ------------        ------------
                                                                                          $ 19,494,002        $ 45,624,225
                                                                                          ============        ============

    The accompanying notes are an integral part of these financial statements

                           ELTRON INTERNATIONAL, INC.
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                    Year Ended December 31,
                                                       --------------------------------------------------
                                                           1993               1994               1995
                                                       ------------       ------------       ------------
SALES ..........................................       $ 17,989,005       $ 29,276,490       $ 54,971,064
COST OF SALES ..................................         10,961,012         16,253,100         30,123,477
                                                       ------------       ------------       ------------
  Gross profit .................................          7,027,993         13,023,390         24,847,587
OPERATING EXPENSES:
  Selling, general and administrative ..........          3,983,624          5,803,352         11,270,292
  Research and product development .............          1,592,022          1,885,320          2,932,003
                                                       ------------       ------------       ------------
INCOME FROM OPERATIONS .........................          1,452,347          5,334,718         10,645,292
OTHER (INCOME) EXPENSE:
  Interest, net ................................            231,906             29,800           (378,458)
  Other, net ...................................            147,584             86,000            263,287
                                                       ------------       ------------       ------------
INCOME BEFORE PROVISION FOR INCOME TAXES .......          1,072,857          5,218,918         10,760,463
PROVISION FOR INCOME TAXES .....................             72,473          1,595,714          3,640,762
                                                       ------------       ------------       ------------
NET INCOME .....................................       $  1,000,384       $  3,623,204       $  7,119,701
                                                       ============       ============       ============
NET INCOME PER COMMON SHARE ....................       $       0.28       $       0.58       $       0.97
                                                       ============       ============       ============
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING ..          3,542,344          6,211,796          7,348,966
                                                       ============       ============       ============


    The accompanying notes are an integral part of these financial statements

                           ELTRON INTERNATIONAL, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                             Common Stock                             Cumulative       Retained
                                      ---------------------------        Note        Translation       Earnings
                                         Shares         Amount        Receivable      Adjustment       (Deficit)        Total
                                      ------------   ------------    ------------    ------------    ------------    ------------
BALANCE, December 31, 1992 ........      3,345,852   $    569,184    $    (65,288)   $         --    $    464,989    $    968,885
      Net income ..................             --             --              --              --       1,000,384       1,000,384
                                      ------------   ------------    ------------    ------------    ------------    ------------
BALANCE, December 31, 1993 ........      3,345,852        569,184         (65,288)             --       1,465,373       1,969,269
   Issuance of common stock, net
     of offering costs of
     $1,436,368 ...................      2,500,000      6,063,632              --              --              --       6,063,632
   Repayment of note receivable ...             --             --          65,288              --              --          65,288
   Exercise of stock options ......        215,472         69,492              --              --              --          69,492
   Translation adjustment .........             --             --              --         (11,050)             --         (11,050)
   Net income .....................             --             --              --              --       3,623,204       3,623,204
                                      ------------   ------------    ------------    ------------    ------------    ------------
BALANCE, December 31, 1994 ........      6,061,324      6,702,308              --         (11,050)      5,088,577      11,779,835
   Issuance of common stock, net
     of offering costs of
     $1,198,575 ...................        850,000     16,651,425              --              --              --      16,651,425
   Exercise and repurchase of
     warrant, net .................             --       (274,527)             --              --              --        (274,527)
   Exercise of stock options ......        244,494        266,428              --              --              --         266,428
   Tax benefit resulting from
     exercise of options ..........             --        645,000              --              --              --         645,000
   Translation adjustment .........             --             --              --          (2,683)             --          (2,683)
   Net income .....................             --             --              --              --       7,119,701       7,119,701
                                      ============   ============    ============    ============    ============    ============
BALANCE, December 31, 1995 ........      7,155,818   $ 23,990,634    $         --    $    (13,733)   $ 12,208,278    $ 36,185,179
                                      ============   ============    ============    ============    ============    ============


    The accompanying notes are an integral part of these financial statements

                           ELTRON INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Year Ended December 31,
                                                                         --------------------------------------------
                                                                             1993            1994            1995
                                                                         ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ........................................................   $  1,000,384    $  3,623,204    $  7,119,701
   Adjustments to reconcile net income to cash provided by
     (used in) operating activities:
     Depreciation and amortization ...................................        112,770         189,645         580,306
     Amortization of the difference between cost and fair value
       of net assets acquired ........................................       (142,000)       (116,000)         56,000
     Provision for doubtful accounts .................................         25,875         121,595          31,163
     Deferred income taxes ...........................................             --        (323,000)       (517,398)
     Changes in assets and liabilities, net of businesses acquired:
       Accounts receivable ...........................................       (732,639)     (2,373,830)     (3,150,979)
       Inventories ...................................................       (299,240)     (2,156,196)     (6,404,535)
       Prepaid expenses and other assets .............................          8,101        (222,754)       (797,490)
       Deferred offering costs .......................................       (158,000)        158,000              --
       Accounts payable ..............................................        (13,936)        564,095         958,786
       Accounts payable to shareholder ...............................        409,149         443,837         898,562
       Accrued liabilities and compensation ..........................        154,406         386,593         618,966
       Accrued taxes payable .........................................         19,222       1,756,017      (1,775,239)
       Accrued interest payable to shareholder .......................        (65,106)             --              --
       Deferred service contract revenue .............................         17,000          23,000          16,000
                                                                         ------------    ------------    ------------
    Net cash provided by (used in) operating activities ..............        335,986       2,074,206      (2,366,157)

CASH FROM INVESTING ACTIVITIES:
     Purchases of property and equipment .............................       (246,350)       (927,745)     (2,955,760)
     Cash paid in connection with acquisition of Russet, Limited .....             --        (682,333)             --
     Purchase of short term investments ..............................             --      (5,856,147)    (20,852,247)
     Sale of short term investments ..................................             --       1,746,736       9,409,582
                                                                         ------------    ------------    ------------
   Net cash used in investing activities .............................       (246,350)     (5,719,489)    (14,398,425)

CASH FROM FINANCING ACTIVITIES:
     Net borrowings (repayments) under lines of credit ...............        382,447        (333,447)       (887,911)
     Cash proceeds from stock sales, net .............................             --       6,128,920      16,651,425
     Exercise and repurchase of  warrant, net ........................             --              --        (274,527)
     Proceeds from exercise of stock options .........................             --          69,492         266,428
     Payments on notes payable to shareholder ........................       (286,046)       (799,856)             --
     Repayment of long-term debt .....................................        (89,000)       (100,000)             --
                                                                         ------------    ------------    ------------
   Net cash provided by financing activities .........................          7,401       4,965,109      15,755,415
EFFECT OF EXCHANGE RATE CHANGES ON CASH ..............................             --         (11,050)         (2,683)
                                                                         ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH ......................................         97,037       1,308,776      (1,011,850)
CASH BALANCE, beginning of year ......................................        335,092         432,129       1,740,905
                                                                         ------------    ------------    ------------
CASH BALANCE, end of year ............................................   $    432,129    $  1,740,905    $    729,055
                                                                         ============    ============    ============

SUPPLEMENTAL DISCLOSURES:
  Interest and taxes paid:
    Interest paid ....................................................   $    308,612    $    178,876    $    119,767
    Taxes paid .......................................................         66,800          78,707       6,374,000
  Non-cash transactions:
    Assumption of liabilities in connection with acquisition of
       Russet, Limited ...............................................             --         622,000              --
    Tax benefit resulting from exercise of options ...................             --              --         645,000
    Assumption of liabilities and obligations in connection with
       acquisition of Donner Media, Incorporated .....................             --              --       1,009,606

    The accompanying notes are an integral part of these financial statements

                           ELTRON INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION AND BUSINESS

         Eltron International, Inc. and subsidiaries (the "Company" or "Eltron") designs, manufactures and markets bar code label printers, software, and related accessories designed for use in Auto ID systems. The Company also designs, manufactures and markets thermal printers which allow users to create photo-realistic full color credit cards and drivers licenses on demand. Eltron manufactures and distributes a full range of supplies designed for use with its printers.

        The Company currently offers a full range of direct thermal and thermal transfer bar code printers, color card printers and custom print engines for applications such as airline ticketing. These printers, together with the Company's software, printer supplies and accessories, are sold by the Company through multiple distribution channels that include value added resellers, systems integrators, original equipment manufacturers, independent distributors and its own direct sales force located throughout the world. Industries for which the Company believes its printers are particularly well-suited include shipping and package delivery, retail distribution and point-of-sale, health care, manufacturing, financial services and governmental licensing. The Company currently focuses its sales efforts in these markets, although it continues to explore the potential for new markets.

         Effective March 1, 1996, the Company acquired RJS, Incorporated ("RJS") in a business combination accounted for as a pooling of interests. RJS is a manufacturer of bar code label printers, bar code verifiers and verified printing systems located in Monrovia, California. In accordance with the terms of the merger, Eltron paid $776,000 in cash to dissenting shareholders (in lieu of 22,861 shares of Eltron stock) and issued 322,991 shares of its Common Stock to the shareholders of RJS as consideration for all of the outstanding capital stock of RJS.

         The accompanying financial statements are based on the assumption that the two companies were combined at the beginning of the year, and all financial statements for prior periods presented have been restated to give effect to the combination. Earning per share data reflects the shares issued in the merger for all periods presented. Prior to March 1996, Eltron and RJS, in the normal course of business, entered into transactions for the purchase and sale of their respective products merchandise. These intercompany transactions have been eliminated in the accompanying financial statements.

         In connection with the merger, RJS changed its fiscal year end from September 30 to December 31, which conforms to Eltron's year end. The consolidated financial statements for all periods prior to 1996 have not been restated to reflect RJS's change in fiscal year and include RJS's results of operations on a September 30 fiscal year end basis and Eltron on a December 31 calendar year basis.

        A reconciliation of the amounts of net sales and net income previously reported for each of the three years in the period ended December 31, 1995 is as follows:


                                            1993            1994             1995
                                            ----            ----             ----
Sales:
  As previously reported by Eltron      $ 6,505,005     $17,530,490       $42,361,064

  RJS, Inc.                              11,484,000      11,746,000        12,610,000
                                        -----------     -----------       -----------

  As restated                           $17,989,005     $29,276,490       $54,971,064
                                        ===========     ===========       ===========
Net Income:

  As previously reported by Eltron      $   815,384     $ 2,913,204       $ 6,369,701

  RJS, Inc.                                 185,000         710,000           750,000
                                        -----------     -----------       -----------

  As restated                           $ 1,000,384     $ 3,623,204       $ 7,119,701
                                        ===========     ===========       ===========

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a.       Principles of Consolidation

         The consolidated financial statements include the accounts of Eltron International, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

         b.       Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         c.       Short Term Investments

         The Company has classified its short term investments, including those with a maturity from date of purchase of 90 days or less, as "available for sale" and accordingly, carries such securities at aggregate fair value. At December 31, 1995, the Company's short term investments consisted primarily of municipal bonds and selected bond funds. The aggregate fair value of the Company's short term investments approximated their amortized cost basis. At December 31, 1995, all of the Company's short term investments had maturities of less than one year.

                           ELTRON INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         d.       Revenue Recognition

         Revenue is recognized upon shipment. Currently, the Company generally does not provide its customers with the right of return. The Company sells extended service contracts for its products. Revenue for such contracts is recognized on a straight line basis over the life of the contract.

         e.       Difference Between Cost and Fair Value of Net Assets Acquired

         Difference Between Cost and Fair Value of Net Assets Acquired represents the difference between the purchase price and the fair value of assets acquired in a business combination accounted for as a purchase. The Company amortizes the difference between cost and fair value of net assets acquired on a straight-line basis over the period for which such additional value is expected to be realized by the acquired business, typically three to five years (See Note 6). The Company continually evaluates whether changes have occurred that would suggest that such additional value may not be realized by the acquired business over the remaining amortization period. If this review indicates that the remaining estimated useful life of the difference between cost and fair value of net assets acquired requires revision or is not recoverable, the carrying amount is reduced by the estimated shortfall. To date, the Company has not revised the carrying amount of the difference between cost and fair value of net assets acquired. Accumulated amortization of the difference between cost and fair value of net assets acquired is as follows:

                                                                                  December 31,
                                                                          --------------------------
                                                                              1994           1995
                                                                          -----------    -----------
         Accumulated amortization of excess cost over fair value of net
              assets acquired .........................................   $   (26,000)   $  (225,000)

         Accumulated amortization of excess fair value over cost of net
              assets acquired .........................................     1,051,000      1,194,000
                                                                          -----------    -----------
                                                                          $ 1,025,000    $   969,000
                                                                          ===========    ===========

         f.       Warranty

         The Company provides a warranty of up to one year on certain components of its printers. A provision for warranty expense is recorded at the time of shipment. To date, the Company has not experienced any significant warranty claims.

         g.       Research and Product Development

         Research and product development costs are charged to expense as they are incurred. Under certain circumstances, the Company will develop a custom product for a customer. In these cases, the Company will generally charge the customer for development costs associated with the product. Research and product development expenses are presented net of reimbursements received from customers for custom product development. The Company received reimbursements from a customer for product development totaling $101,000 in 1993. No such reimbursements were received in either 1994 or 1995.

         h.       Translation of Foreign Currencies

         All assets and liabilities of the Company's foreign subsidiary are translated at current exchange rates while revenues and expenses are translated at average rates in effect for the period; the resulting gains and losses are included in a separate component of shareholders' equity. Gains (losses) on foreign exchange transactions were not significant in 1993, 1994 or 1995.

                           ELTRON INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         i        Sales and Concentration of Credit Risk

         Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, short term investments and trade accounts receivable. The Company places its cash and short term investments in a variety of financial instruments such as market rate accounts, municipal bonds, selected bond funds and U.S. Government agency debt securities. The Company, by policy, limits the amount of credit exposure to any one financial institution or commercial issuer.

         The Company sells to its international customers in local currencies. To date gains and losses related to foreign currency transactions have not been significant. The Company has not entered into any currency hedging transactions to date, however, in the future, the Company may seek to hedge certain transactions.

         The Company's largest customer, United Parcel Service, accounted for approximately $1.2 million, $7.9 million and $20.8 million of the Company's sales for the years ended December 31, 1993, 1994 and 1995, respectively. At December 31, 1995, accounts receivable from United Parcel Service totaled approximately $3.1 million.

         The Company performs periodic credit evaluations of its customers and generally does not require collateral. The Company extends credit to its domestic customers for a term of 30 days and, in accordance with local business practices, may extend credit to its international customers for a term of up to 60 days. The Company maintains reserves for potential credit losses and, to date, such losses have been within management's expectations.

         j.       Advertising

         Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 1995, 1994 and 1993 totaled $797,000, $543,000 and $414,000, respectively.

         k.       Income Taxes

         The Company utilizes the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

         l.       Net Income Per Common Share

         Net income per common share is computed using the weighted average number of shares outstanding and dilutive common stock equivalents (options and warrants).

         m.       Recent Accounting Pronouncements

         In March of 1995, the Financial Accounting Standards Board issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable by using the future undiscounted cash flows expected from the use or the eventual disposition of the asset. Management anticipates implementing SFAS No. 121 effective January 1, 1996 and believes the implementation will not have a material impact on the Company's financial position, results of operations or cash flows.

         The Company accounts for its stock-based employee compensation awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, because the exercise price of the Company's employee stock options equals the market price on the date of the grant, no compensation expense is recognized.

                           ELTRON INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         In 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Awards of Stock Based Compensation to Employees." This Statement is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 established financial accounting and reporting standards for stock based employee compensation plans. Management anticipates implementing the disclosure requirements of SFAS No. 123 effective January 1, 1996 and believes that implementation will not have a material impact on the Company's financial position, results of operations or cash flows.

         n.       Reclassifications

         Certain amounts in the prior period financial statements have been reclassified to conform to the current period's presentation.

3.       INVENTORIES

         Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories consist of the following:

                                                                  December 31,
                                                           -------------------------
                                                              1994          1995
                                                           -----------   -----------
                  Subassemblies and raw materials ......   $ 3,799,323   $ 8,569,233
                  Work in process ......................       238,860       386,519
                  Finished goods .......................       920,384     2,551,184
                                                           -----------   -----------
                                                           $ 4,958,567   $11,506,936
                                                           ===========   ===========

4.       PROPERTY AND EQUIPMENT

         Property and equipment stated at cost consists of the following:

                                                                                December 31,
                                                                         --------------------------
                                                                            1994           1995
                                                                         -----------    -----------
                  Tooling and machinery ..............................   $ 1,224,529    $ 3,803,238
                  Office equipment ...................................       377,997        915,996
                  Leasehold improvements .............................        30,033         40,034
                                                                         -----------    -----------
                                                                           1,632,559      4,759,268
                  Less, accumulated depreciation and amortization ....      (475,860)      (989,832)
                                                                         -----------    -----------
                  Net property and equipment .........................   $ 1,156,699    $ 3,769,436
                                                                         ===========    ===========

         Depreciation of property and equipment is computed using the straight-line method over the following estimated useful lives:

         Machinery and manufacturing equipment.......................  3 to 5 years
         Furniture and office equipment..............................  3 to 7 years

         The Company capitalizes tooling costs once a product design has been finalized. Tooling costs are amortized to cost of sales on a straight-line basis over the estimated product life, generally three years, or the ratio of current revenue to the total of current and anticipated future revenue, whichever is greater. Leasehold improvements are amortized on a straight-line basis over the lesser of the asset life or lease term. Depreciation and amortization expense totaled $96,317 $208,356 and $530,972 for the years ended December 31, 1993, 1994 and 1995, respectively. Major replacements or betterments of property and equipment are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred.

                           ELTRON INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.       PUBLIC OFFERINGS, CHANGES IN CAPITALIZATION AND WARRANTS

         On February 9, 1994, the Company completed an initial public offering (the "IPO") of 2,500,000 shares of its Common Stock at $3.00 per share, raising approximately $6.1 million. In connection with the IPO the following transactions occurred: (i) notes payable to Shareholders totaling $799,856 were repaid in full -- see Note 7; (ii) borrowings under the Company's line of credit in the amount of $483,447 were repaid and the line of credit was amended to allow the Company to borrow up to 75% of eligible accounts receivable (as defined in the agreement) to a maximum of $1,500,000 -- see Note 13; (iii) the Company received payment in full for a note receivable from a shareholder in the amount of $65,288 -- see Note 10.

         In connection with the IPO the Company sold, for $110, to Cruttenden Roth Incorporated ("Cruttenden") , the underwriter, warrants to purchase up to 220,000 shares of the Company's Common Stock, at an exercise price of $3.60 per share. The Cruttenden warrants are exercisable for a period of up to four years beginning February 9, 1995 and are not transferable, except to officers of Cruttenden. In addition, the Company has granted certain rights to the holders of the Cruttenden's warrants to register the Common Stock underlying Cruttenden warrants under the Securities Act of 1933, as amended. None of the Cruttenden warrants had been exercised as of December 31, 1995.

         On May 31, 1995, the Company completed a follow on public offering (the "Offering") of 850,000 shares of its Common Stock at $21.00 per share, raising approximately $16.7 million.

6.       ACQUISITIONS

         Russet, Limited

         At October 31, 1994, the Company expanded its operations in Europe and the United Kingdom by purchasing certain assets and the distribution business of Russet, Limited ("Russet") in a transaction accounted for as a purchase for financial reporting purposes. The purchase price paid by Eltron was approximately $682,000 in cash and the assumption of approximately $622,000 in trade liabilities and debt. The assets acquired by Eltron consisted of trade receivables, inventories, equipment, technology and agency rights used in Russet's business as a distributor of bar code equipment, ticket printing equipment and related products.

         The estimated fair values of the assets of Russet acquired are summarized as follows:

                  Trade receivables........................................  $  412,000
                  Inventories..............................................     352,000
                  Equipment and other tangible assets......................     119,000
                  Cost in excess of net assets acquired....................     421,000
                                                                             ----------
                            Total..........................................  $1,304,000
                                                                             ==========

         The results of operations relating to Russet are included with those of the Company from November 1, 1994. Net revenues generated from Russet operations totaled approximately $454,000 for the period from November 1, 1994 to December 31, 1994. The cost in excess of the net assets of Russet acquired is being amortized on a straight-line basis over a five year period

                           ELTRON INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The unaudited consolidated statements of income which follow were prepared as if the acquisition of Russet had occurred as of January 1, 1993 or 1994. For the purposes of the pro forma information presented, Statements of Operations for the years ended March 31, 1994 and 1995 have been included for Russet. In the opinion of the Company's management, all adjustments necessary to present fairly such pro forma financial statements have been made based on the terms and structure of the transaction. However, the preparation of pro forma financial information requires many assumptions which may differ from actual operations. These unaudited pro forma financial statements are not necessarily indicative of the actual results which the Company would have reported had the acquisition occurred as of January 1, 1993 or 1994, nor do they purport to indicate the results of future operations.

                         Pro Forma Statements of Income
               for Eltron International, Inc. and Russet, Limited
                                   (Unaudited)

                                                                     Years Ended December 31,
                                                                    -------------------------
                                                                       1993          1994
                                                                    -----------   -----------
             Sales ..............................................   $21,577,950   $31,245,671
             Income before provision for taxes ..................     1,197,965     5,379,378
             Net income .........................................   $ 1,107,708   $ 3,676,097
                                                                    ===========   ===========
             Net income per common share ........................   $      0.31   $      0.59
                                                                    ===========   ===========

         Donner Media, Incorporated

         Effective September 1, 1995, the Company purchased 80% of the outstanding capital stock of Donner Media, Incorporated (Donner), a manufacturer of pressure sensitive labels located in Appleton, Wisconsin for $250,000 in cash. The Company also entered into an agreement (the "Agreement") to acquire the remaining 20% of Donner's outstanding capital stock. Under the terms of the Agreement the Company has committed to purchase Donner's remaining capital stock on September 1, 1998 for the greater of (i) the incremental value of such shares as determined in accordance with the valuation methodology set forth in the Agreement or (ii) $1,000,000 in cash. The amount recorded in the accompanying financial statements related to this payment is based upon management's judgments regarding such factors as future competitive conditions and product costs, which can be difficult to predict. Actual results could differ from those estimates. The net present value of this estimated payment, calculated at an effective interest rate of 9% per annum, has been included in "Long Term Obligation" on the accompanying Consolidated Balance Sheet.

         The acquisition has been accounted for as a purchase for financial reporting purposes and, accordingly, the results of operations for Donner are included with those of the Company from September 1, 1995. Revenues for the period from September 1, 1995 to December 31, 1995, totaled $1.1 million. A portion of the purchase price has been allocated to the assets and liabilities of Donner based on their estimated respective fair values. The purchase price and expenses associated with the acquisition exceeded the fair value of Donner's net assets by $1,010,000 which has been included in "Difference Between Cost and Fair Value of Net Assets Acquired" on the accompanying Consolidated Balance Sheets. The cost in excess of the net assets of Donner acquired is being amortized on a straight-line basis over a five year period.

7.       NOTES PAYABLE TO SHAREHOLDER

         At December 31, 1993, the Company had outstanding notes payable to a shareholder in the amount of $799,856. These notes were collateralized by substantially all of the Company's assets and bore interest at 10 percent per annum. The interest expense recorded on the notes payable to shareholder was $95,434 and $11,569 for the years ended December 31, 1993 and 1994, respectively. In 1994, these notes were paid in full with proceeds from the Company's IPO ( See Note 5).

                           ELTRON INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.       INCOME TAXES

         The provision for income taxes is comprised of the following:

                                                     December 31,
                                       ----------------------------------------
                                          1993          1994           1995
                                       -----------   -----------    -----------
Current:
     Federal .......................   $    30,387   $ 1,404,705    $ 3,151,148
     State .........................        42,086       459,708        884,204
     Foreign .......................            --        54,301         72,808
Deferred:
     Federal .......................            --      (323,000)      (395,000)
     State .........................            --            --        (72,398)
                                       -----------   -----------    -----------
Provision for income taxes .........   $    72,473   $ 1,595,714    $ 3,640,762
                                       ===========   ===========    ===========

         A reconciliation of the provision for income taxes to the amount computed at the Federal statutory rate is as follows:

                                                                                December 31,
                                                                 -------------------------------------------
                                                                    1993            1994            1995
                                                                 -----------     -----------     -----------
Federal income tax provision at statutory rate of 34% ........   $   364,772     $ 1,774,432     $ 3,658,557
Effect of graduated tax rates ................................        (9,161)             --              --
Effect of tax rate difference for Foreign Sales Corporation ..            --         (33,017)        (69,372)
State taxes, net of Federal benefit ..........................        29,351         303,460         535,876
Utilization of net operating loss carryforwards ..............      (453,680)       (245,674)       (130,701)
Tax credits ..................................................            --         (93,573)       (287,413)
Interest income exempt from Federal tax ......................            --         (41,931)       (161,131)
Change in valuation allowance for deferred tax assets ........       (39,000)        (64,871)        (78,820)
Foreign tax provision ........................................            --          54,301          72,808
Non taxable income............................................       (48,000)        (48,000)        (48,000)
Expenses not deductible for income tax purposes...............        13,000          15,399          17,000
Other, net ...................................................       215,191         (24,812)        131,958
                                                                 -----------     -----------     -----------
         Provision for income taxes ..........................   $    72,473     $ 1,595,714     $ 3,640,762
                                                                 ===========     ===========     ===========
Effective tax rate ...........................................           6.8%           30.6%           33.8%
                                                                 ===========     ===========     ===========

         The components of the Company's deferred tax assets and liabilities are as follows:

                                                              December 31,
                                                       --------------------------
                                                          1994           1995
                                                       -----------    -----------
Deferred tax assets:
   Expenses deductible in future years .............   $   669,779    $   924,888
   Federal benefit of state tax liability ..........       120,022        263,991
   Net operating loss carryforwards ................     1,487,000      1,325,000
   Investment credit carryforwards .................       223,100        335,000
                                                       -----------    -----------
     Gross deferred tax asset ......................     2,499,901      2,848,879
   Valuation allowance for deferred assets .........    (1,065,388)      (851,000)
                                                       -----------    -----------
     Net deferred tax asset ........................     1,434,513      1,997,879
                                                       -----------    -----------

Deferred tax liabilities:
   Depreciation ....................................       (60,513)      (106,481)
                                                       -----------    -----------
     Net deferred tax liability ....................       (60,513)      (106,481)
                                                       -----------    -----------

Net deferred tax asset .............................   $ 1,374,000    $ 1,891,398
                                                       ===========    ===========

                           ELTRON INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         At December 31,1995, the Company had net operating loss carryforwards available to offset future federal taxable income which totaled $1,397,000. These credit carryforwards expire through 2002. At December 31, 1995, the Company also had tax loss carryforwards totaling $1,500,000 available to offset taxable income in Germany. A valuation allowance of $851,000 has been recorded against these German tax loss carryforwards.

         During 1995, the Company reduced its valuation allowance for deferred tax assets to reflect the Company's increased earnings capacity which, in the opinion of management, is sufficient to ensure utilization of recorded deferred tax assets in future periods

9.       RELATED PARTY TRANSACTIONS

         In addition to the related party transactions discussed in Notes 7 and 10, the Company has entered into a manufacturing and marketing agreement with a shareholder, TSC. The agreement provides TSC with the non-exclusive right to manufacture printers and printer components for the Company as well as the exclusive right to market and distribute certain of Eltron's products in the continent of Asia. Under the terms of the agreement, TSC must pay the Company a royalty equal to 3.5% of gross revenues derived from sales of Eltron products and may either: (i) manufacture the Eltron products which are sold in Asia or
(ii) purchase the products from Eltron.

         For the years ended December 31, 1993, 1994 and 1995, the Company purchased subassemblies and components totaling $2,379,784, $2,855,387 and $7,899,775, respectively from TSC (of which $1,977,829, $2,708,313 and
$5,153,426 are recorded in cost of goods sold) and received royalties of $5,297, $8,088 and $4,624 respectively.

10.      NOTE RECEIVABLE FROM SHAREHOLDERS

         In December of 1992, the Company sold 107,914 shares of common stock at $0.61 per share to an officer in exchange for a $65,288 note receivable, reflected as reduction to shareholders' equity. Interest on the note accrued at the rate of 10% per annum. The note was collateralized by the related common stock and was paid in full in February of 1994 ( See Note 5).

11.      COMMITMENTS

         The Company leases warehouse and office space as well as certain equipment. Rental expense under these agreements was $209,428, $249,852 and $580,311 for the years ended December 31, 1993, 1994 and 1995, respectively. The Company's leases for its main warehouse and office facilities in Simi Valley, California expire in January of 1999. The Company's future minimum rental commitments on these leases at December 31, 1995 are as follows:

          Year ending December 31,
            1996...........................................       $    467,084
            1997...........................................            427,092
            1998...........................................            407,237
            1999...........................................             97,875
            2000...........................................             53,007
            Thereafter.....................................                 --
                                                                   -----------
                                                                   $ 1,452,295
                                                                   ===========

                           ELTRON INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.      STOCK OPTION PLANS

         The Company adopted stock option plans in 1992 and 1993 (the 1992 Stock Option Plan and the 1993 Stock Option Plan). Incentive and nonqualified options under these plans may be granted to employees, officers and consultants of the Company. There are 1,101,000 shares of common stock reserved for issuance under these plans of which 459,966 shares have been exercised. The exercise price of the options are determined by a committee of the board administering the plans, but in the case of an incentive stock option, the exercise price may not be less than 100% of the fair market value on the date of grant. Nonqualified options may be granted at an exercise price that is less than the fair market value of the common stock on the date of grant and require the recognition of a corresponding compensation expense by the Company. Outstanding options generally become exercisable over four years.

         Information with respect to the stock option plans is summarized below:

                                                   Outstanding Stock Options
                                                  ---------------------------
                                       Shares     Number of
                                     Available     Shares     Price Per Share
                                     ---------    ---------   ---------------
Balance, December 31, 1992 ........         --     433,812    $ .18 to .28
   Increase in shares reserved ....    316,188          --             --
   Options granted ................   (148,870)    148,870      .61 to 1.56
   Options canceled ...............         --          --             --
   Options exercised ..............         --          --             --
                                      --------    --------    --------------
Balance, December 31, 1993 ........    167,318     582,682      .18 to 1.56
   Increase in shares reserved ....    185,000          --             --
   Options granted ................   (231,000)    231,000     2.50 to 4.75
   Options canceled ...............      5,250      (5,250)        2.50
   Options exercised ..............         --    (215,472)     .18 to 2.50
                                      --------    --------    --------------
Balance, December 31, 1994 ........    126,568     592,960      .18 to 4.75
   Increase in shares reserved ....    166,000          --             --
   Options granted ................   (245,896)    245,896     9.38 to 28.25
   Options canceled ...............      9,760      (9,760)        .61
   Options exercised ..............         --    (244,494)     .18 to 4.75
                                      --------    --------    --------------
Balance, December 31, 1995 ........     56,432     584,602    $ .18 to 28.25
                                      ========    ========    ==============

         At December 31, 1995, options for 22,063 shares were exercisable at prices ranging from $.18 to $3.88 per share.

13.      LINE OF CREDIT AND BANK WARRANTS

         In May 1995, Eltron amended its revolving credit agreement (the "Agreement") with Silicon Valley Bank (the "Bank"). As amended, the Agreement allows Eltron to borrow up to 75% of eligible accounts receivable, as defined by the Agreement, to a maximum of $1,500,000. Borrowings under the Agreement bear interest at the Bank's prime rate (8.5% at December 31, 1995) and are collateralized by substantially all of the assets of Eltron. Under the terms of the Agreement, Eltron may not enter into certain transactions or declare dividends without receiving prior written consent from the Bank and is required to comply with certain covenants, maintain certain debt to net worth ratios, current ratios and minimum net worth requirements. Included within the borrowing limits of the Agreement, Eltron has available $250,000 in letters of credit. At December 31, 1995, Eltron had no outstanding letters of credit or borrowings outstanding under the line. In connection with the Agreement, the Company issued the Bank a warrant to purchase up to 15,832 shares of its Common Stock at a price of $2.50 per share. This warrant was exercised, and retired for approximately $274,000, paid by the Company in May of 1995. The agreement expired in May 1996. The Company is actively seeking replacement financing for the expired line.

                           ELTRON INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Prior to the merger, RJS had a $2,000,000 line-of-credit facility with a bank. The credit facility was collateralized by accounts receivable, inventories and property and equipment. Immediately upon the merger of Eltron and RJS, the RJS line-of-credit was paid in full, and the line terminated. The weighted average borrowing rates for 1993, 1994 and 1995, on the above credit facilities, were 9.7%, 9.2% and 9.3%, respectively.

14.      INTERNATIONAL SALES AND FOREIGN OPERATIONS

         Sales to foreign customers other than the Company subsidiary Russet, amounted to approximately $4,878,000, $5,852,000 and $12,000,000 in the years ended December 31, 1993, 1994 and 1995, respectively. These sales were primarily to European customers. The following table sets forth data with respect to Russet since its acquisition in November 1994:

                                                        December 31,
                                                 -------------------------
                                                    1994           1995
                                                 ----------     ----------
Sales.........................................   $  454,000     $3,435,000
Income before provision for income taxes......       36,000         78,000
Total assets..................................    1,589,000      1,806,000

15.      STOCK SPLITS

         In October 1993 the Company's Board of Directors declared a 1.5-for-1 split of the Company's common stock, which also became effective in October 1993. In November 1993 the Company's Board of Directors declared a
 .9640288-for-1 reverse split of the Company's Common Stock, which became effective in January 1994. On April 18, 1995, the Company's Board of Directors declared a 2-for-1 forward stock split of the Company's Common Stock, which was effective on May 1, 1995. All common share data and per share data included in the accompanying financial statements and notes thereto have been adjusted to reflect these stock splits.

16.      EMPLOYEE BENEFIT PLAN

         The Company has a 401(k) savings and profit sharing plan that is available to substantially all of its employees. Under the plan, employees can make voluntary contributions not to exceed the lesser of an amount equal to 15% of their compensation or limits established by the Internal Revenue Code. The Company, at its discretion, matches a portion of the employees' annual contributions. Company contributions during each of 1995, 1994 and 1993 were $18,000.

17.      SUBSEQUENT EVENTS (UNAUDITED)

         Acquisition of Privilege S.A.

         In January 1996, the Company purchased all the outstanding Common Stock of Privilege S.A., a manufacturer of custom color card printers located in Varades, France. The purchase price paid by Eltron was approximately $3.2 million in cash.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

         Eltron designs, manufactures and markets bar code label printers, software, and related accessories designed for use in Auto ID systems. The Company also designs, manufactures and markets thermal printers which allow users to create photo-realistic full color credit cards and drivers licenses on demand. Eltron manufactures and distributes a full range of supplies designed for use with its printers. The Company believes that its success to date has resulted from Eltron's ability to, at a lower cost, offer high-quality printers and related products with features comparable to or exceeding those of available competing products.

         The Company currently offers a full range of direct thermal and thermal transfer bar code printers, color card printers and custom print engines for applications such as airline ticketing. These printers, together with the Company's software, printer supplies and accessories, are sold by the Company through multiple distribution channels that include value added resellers, systems integrators, original equipment manufacturers, distributors and its own direct sales force located through out the world. Industries for which the Company believes its printers are particularly well-suited include shipping and package delivery, retail distribution and point-of-sale, health care, manufacturing, financial services and governmental licensing. The Company currently focuses its sales efforts in these markets, although it continues to explore the potential for new markets.

         Eltron is currently seeking to expand its line of quality printers and related accessories to meet the needs of a broad range of end users and to be positioned as price and value leaders. Management is engaged in efforts to accomplish this expansion through both internal development efforts and strategic acquisitions and alliances. In the first quarter of 1996, the Company enhanced its market position through the acquisition of Privilege S.A. ("Privilege") and RJS, Incorporated ("RJS"). Privilege, located in Varades, France, is a manufacturer of custom color card printers with 1995 sales in excess of $3 million. RJS, located in Monrovia, California, is a manufacturer of high speed thermal bar printers, bar code verifiers and verified printing systems with 1995 sales in excess of $12 million.

         The acquisition of RJS has been accounted for as a pooling of interests for financial reporting purposes. The accompanying financial statements are based on the assumption that the two companies were combined at the beginning of the year, and all financial statements for prior periods presented have been restated to give effect to the combination. In connection with the acquisition, RJS changed its fiscal year end from September 30 to December 31, which conforms to Eltron's year end.

RESULTS OF OPERATIONS

         The following table sets forth for the periods indicated, certain information derived from the Company's Consolidated Statements of Operations expressed as percentages of sales. The table also presents information on the Company's consolidated results of operations expressed as a percentage increase or decrease relative to the results of the previous period.

                                                                              Percentage increase
                                                                                 (decrease) over
                                             Percentage of Sales            results for prior period
                                            ---------------------           ------------------------
                                                 Year Ended                        Year Ended
                                                December 31,                      December 31,
                                            ---------------------           ------------------------
                                            1993     1994    1995              1994         1995
                                            ----     ----    ----              ----         ----
Sales.................................      100%     100%    100%               63%          88%
Cost of Sales.........................       61       56      55                48           85
                                            ----     ----    ----              ----         ----
  Gross profit........................       39       44      45                85           91
Operating Expenses:
  Selling, general and administrative.       22       20      21                46           94
  Research and product development....        9        6       5                18           56
                                            ----     ----    ----              ----         ----
Income from operations................        8       18      19               267          100
Other (income) expense, net...........        2       NM      NM                NM           NM
                                            ----     ----    ----              ----         ----
Income before provision
  for income taxes....................        6       18      20               386          106
Provision for income taxes............       NM        6       7                NM          128
                                            ----     ----    ----              ----         ----
Net income............................        6%      12%     13%              262%          96%
                                            ====     ====    ====              ====         ====

NM = not meaningful

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994

         Sales for 1995 totaled $55 million, an increase of $25.7 million or 88% over sales for 1994 which totaled $29.3 million. This was primarily due to a 92% or $22.7 million increase in printer sales. The increase in printer sales can be attributed to wider market acceptance of the Company's established lines of bar code printers, increased acceptance of the recently introduced TLP-2242, which management believes is the industry's first sub-$1,000 thermal transfer printer, as well as higher than anticipated demand from the Company's largest customer, United Parcel Service ("UPS").

         1995 sales were also bolstered by the inclusion of a full year's operations for Russet, as compared to two months in 1994, which accounted for $3.0 million of the 1995 sales increase. Sales of supplies were aided by the acquisition of Donner Media, effective September 1, 1995, and increased 65%, or $2.2 million, over the previous year.

         Throughout 1995 sales of printers were enhanced by increased sales to UPS, which contributed approximately $19.2 million and $7.9 million to sales in 1995 and 1994, respectively. Although the Company had outstanding orders from UPS in excess of $4.0 million as of December 31, 1995, there is no obligation on the part of UPS to place any further orders with Eltron. The Company has derived a significant portion of its revenues from UPS and may in the future be dependent on UPS, or other significant customers, the loss of any one of which could materially adversely affect the Company's financial position, results of operations and cash flows. No customer other than UPS contributed greater than 10% of the Company's net sales during 1995.

         In 1995, 1994 and 1993, the Company achieved annual sales growth of 41%, 63% and 88%, respectively. In the opinion of management, these growth percentages can primarily be attributed to initial market penetration by the Company's products and are not necessarily indicative of future sales trends.

         Gross profit for 1995 totaled $24.8 million, an increase of $11.8 million or 91% over gross profit for 1994. As a percentage of revenues, gross profit increased 1% to 45% in 1995 from 44% in 1994. Gross profit margins remained relatively consistent from 1994 to 1995.

         Sales to high volume customers or OEMs are typically transacted at a price which yields a lower than average gross margin, although the incremental selling costs associated with these transactions are generally less than those associated with a non-OEM sale. Sales of supplies are typically made at lower than average gross margins, as a result of general market conditions and the commodity nature of these products. During the period from September 1995 to February 1996 the Company completed the acquisition of three companies: Donner, Privilege and RJS. These companies had aggregate 1995 sales of approximately $18 million. Each of these companies have historically exhibited gross margins which are lower than Eltron's. Although management is currently seeking to increase the gross margins of these subsidiaries, there can be no assurance that gross margins similar to Eltron's will be achieved. As a result, management believes that it is not reasonable to assume that the 45% gross margin exhibited in 1995 will necessarily be maintained in the future.

         Selling, general and administrative expenses as a percentage of sales were 21% and 20% for 1995 and 1994, respectively. In 1995, Selling, general and administrative expenses increased in absolute dollars 94% to $11.3 million up from $5.8 million in 1994. These increases primarily reflect sales and marketing efforts focused on the Company's domestic and European bar code sales channels.

         The Company currently anticipates that selling, general and administrative expense will increase in future quarters but may decrease as a percentage of sales. The actual amount spent will depend on a variety of factors, including the Company's level of operations, and the number of new markets the Company attempts to enter.

         Research and development expenses increased 56% in 1995 to $2.9 million, up from $1.9 million in 1994. This increase related primarily to increased efforts to develop new products. As a percentage of sales, these expenses decreased to 5% in 1995, from 6% in the previous year.

         The Company currently anticipates that research and product development expense will increase in future quarters and may increase as a percentage of sales. The actual amount spent will depend on a variety of factors, including the Company's level of operations, and the number of product development projects that it embarks upon.

         Other income (expense), net. Net interest income totaled $378,000 in 1995, an increase of $408,000 over net interest expense of $30,000 for the previous year. This increase in interest income was primarily due an increase in interest earned on the approximately $16.7 million generated in a follow on public offering which were invested in May of 1995. See "Liquidity and Capital Resources."

         The provision for income taxes for 1995 was $3.6 million, or approximately 34% of pretax income, which reflects the utilization of certain tax credits and current benefit of deferred tax assets under SFAS 109. The Company's provision for income taxes for 1994 was $1.6 million or 31% of pretax income. The Company's provision for income taxes was slightly higher as a percentage of pretax income in 1995 primarily as a result of the amortization of certain tax credits over a larger pretax contribution.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993

         Sales for 1994 were $29.3 million, an increase of $11.3 million or 63% over sales for 1993, which were $18 million. This was primarily due to a 65% increase in printer sales. The increase in printer sales can be attributed to continued market acceptance of the LP Series printers, increased acceptance of the LP+ and TLP Series printers, and the introduction of new products within these series. An additional $454,000 was contributed by the Company's subsidiary, Russet, which was acquired in October 1994. Sales of supplies increased 53% over the previous year. Throughout 1994, sales of printers were enhanced by increased sales to UPS, which contributed approximately $1.2 million and $7.9 million to sales in 1993 and 1994, respectively. No customer other than UPS contributed more than 10% of the Company's sales during 1993 or 1994.

         Gross profit for 1994 was $13 million, an increase of $6 million or 85% over gross profit for 1993. As a percentage of sales, gross profit increased to 44% for 1994 from 39% in 1993. The gross profit margin improved as a result of increased sales of higher profit margin products and lower per unit product costs and efficiencies resulting from greater volumes.

         Selling, general and administrative expense for 1994 increased 46% to $5.8 million, up from $4.0 million for 1993, primarily as a result of an increase in sales volume. As a percent of sales, however, the expense decreased from 22% in 1993 to 20% in 1994.

         Research and product development expense for 1994 increased 18% to $1.9 million up from $1.6 million for 1993. This increase related primarily to new product development. As a percentage of sales, however, research and product development expense decreased from 9% in 1993 to 6% in 1994.

         Other income (expense),net. Net interest expense totaled $30,000 for 1994, compared to net interest expense of $232,000 for 1993. This reduction in net interest expense was primarily due to the retiring of notes payable to a shareholder and interest earned on cash proceeds from the Company's IPO which were offset by interest expense on outstanding borrowings under the Company's line of credit.

         The provision for income taxes for 1994 was $1.6 million, or approximately 31% of pretax income, which reflects the utilization of certain tax credits and current benefit of deferred tax assets under SFAS 109. The Company's provision for income taxes for 1993 was $72,000 or 7% of pretax income. The Company's provision for income taxes was lower in 1993 as a result of the utilization of net operating loss carry forwards for Federal and state income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

         Historically, Eltron's primary source of liquidity has been cash flow from operations, supplemented by borrowings from its shareholders and borrowings under its revolving bank line of credit. In February of 1994 the Company completed an initial public offering of its Common Stock which provided $6.1 million of net cash proceeds, $1.3 million of which was used to repay borrowings from shareholders and its bank. In May of 1995 the Company completed a follow on offering of its Common Stock which generated net proceeds of $16.7 million.

         In 1995, operating activities used $2.4 million as compared to $2.1 million and $336,000 provided during 1994 and 1993, respectively. Significant changes in 1995 included cash used as a result of increases in accounts receivable and inventories of $3.1 million and $6.4 million, respectively, which were offset by cash provided by increases in trade accounts payable to vendors and a shareholder, as well as accrued liabilities and compensation which totaled $2.5 million. In 1994, the Company was not required to make quarterly estimated tax payments during the year which enhanced the amount of cash provided by operations by $1.8 million. In 1995, the Company was required to pay its accrued 1994 liability which reduced cash flow from operations by $1.8 million.

         In 1995, investing activities used cash totaling $14.4 million as compared to $5.7 million and $246,000 used in 1994 and 1993, respectively. This was primarily due to the net investment of $11.4 million in municipal bonds and selected bond funds and the purchase of approximately $3 million in equipment.

         In 1995, financing activities provided cash totaling $15.8 million. Cash from financing activities was provided by the sale of 850,000 shares of the Company's Common Stock in a follow-on public offering which generated net proceeds of $16.7 million. These proceeds were partially offset by debt repayments totaling $888,000.

         In September 1993, the Company entered into a revolving credit agreement with Silicon Valley Bank (the "Bank"). As amended, the line of credit, which expired on May 5, 1996. The Company is actively seeking replacement financing for the expired line. Prior to the merger, RJS had a $2,000,000 line-of-credit facility with a bank. The credit facility was collateralized by accounts receivable, inventories and property and equipment. Immediately upon the merger of Eltron and RJS, the RJS line-of-credit was paid in full, and the line terminated. At December 31, 1995, $768,000 was outstanding under this line of credit.

         Subsequent to year end the Company's liquidity was affected by the acquisition of Privilege and RJS which used approximately $3.2 million and $776,000 of cash, respectively. The Company believes that cash provided by operating activities, cash and short-term investments, and the net proceeds from its public offering will be sufficient to fund the Company's capital needs for the foreseeable future.

         The Company did not have any significant capital commitments as of December 31, 1995.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In 1995, the Financial Accounting Standards Board issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable by using the future undiscounted cash flows expected from the use or the eventual disposition of the asset. Management anticipates implementing SFAS No. 121 effective January 1, 1996 and believes that implementation will not have a material impact on the Company's financial position, results of operations or cash flows.

         In 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Awards of Stock Based Compensation to Employees." This Statement is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 established financial accounting and reporting standards for stock based employee compensation plans. Management anticipates implementing the disclosure requirements of SFAS No. 123 effective January 1, 1996 and believes that implementation will not have a material impact on the Company's financial position, results of operations or cash flows.

CAUTIONARY STATEMENTS AND RISK FACTORS

         Several of the matters discussed in this document contain forward looking statements that involve risks and uncertainties. Factors associated with the forward looking statements which could cause actual results to differ materially from those stated appear below. In addition to the other information contained in this document, readers should carefully consider the following cautionary statements and risk factors.

Dependence on Significant Customer

         For the years ended December 31, 1993, 1994 and 1995, the Company's largest customer, United Parcel Service ("UPS"), accounted for approximately $1.2 million, $7.9 million and $20.8 million, respectively, of the Company's sales. The Company has not entered into any long-term contract for the sale of its products to UPS, and there is no obligation on the part of UPS to place any further orders with the Company. The Company's financial position, results of operations and cash flows are substantially dependent on sales to UPS, the loss or reduction of which would have a material adverse effect on the Company's results of operations and adversely affect the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

Ability to Sustain Growth Rate

         In 1995, 1994 and 1993, the Company achieved annual sales growth of 51%, 63% and 88%, respectively. In the opinion of management, these growth percentages can primarily be attributed to initial market penetration by the Company. Management believes that as the Company further penetrates its target markets and matures, it may not be able to sustain its historic growth rate. Shareholders and investors should not rely on the continuation of the Company's historic growth rate in making their investment decisions.

Management of Rapidly Changing Business, Acquisitions

         The Company has experienced recent rapid growth and is subject to the risks inherent in the expansion and growth of a business enterprise. This significant growth has placed and, if sustained, will continue to place, a substantial strain on the operational, administrative and financial resources of the Company and has resulted in an increase in the level of responsibility for the Company's existing and new management personnel. To manage its growth effectively, the Company will be required to continue to implement and improve its operating and financial systems and to expand, train and manage its employee base. There can be no assurance that the management skills and systems currently in place will be adequate if Eltron continues to grow.

         Recently the Company has completed a number of acquisitions and a merger. Eltron's management has only limited experience with acquisitions or mergers, which involve numerous risks, including difficulties in the assimilation of acquired operations and products, the diversion of management's attention from other business concerns and the potential loss of key employees, suppliers, and customers of the acquired companies. For a period after these acquisitions it may become more difficult for management to accurately forecast product demand, operating expenses and capital requirements until these businesses are successfully integrated into Eltron's business systems and operations. During this period the Company's financial position, results of operations and cash flows may be adversely affected. There can be no assurance that management will be able to manage these issues successfully.

Management of Inventory

         The Company's market requires that its products be shipped very quickly after an order is received. Since purchased component and manufacturing lead times are typically much longer than the short order fulfillment time for the Company's products, the Company is required to keep adequate inventories of both components and finished goods, and must accurately forecast demand for its many products. Inaccurate forecasts of customer demand, restricted availability of purchased components, supplier quality control problems, production equipment problems, carrier strikes or damage to products during manufacture could result in a buildup of excess components or finished goods on the one hand and an inability to deliver product on a timely basis on the other hand, either of which could have a material adverse effect on the Company's financial position, results of operations and cash flows.

Competition

         Competition in the bar code printer market is intense and is expected by the Company to increase. The Company competes with a number of companies, many of which have greater financial, technical and marketing resources than the Company.

         The Company believes its ability to compete successfully depends on a number of factors both within and outside its control, including product pricing, quality and performance; success in developing new products; adequate manufacturing capacity and supply of components and materials; efficiency of manufacturing operations; effectiveness of sales and marketing resources and strategies; strategic relationships with other suppliers; timing of new product introductions by the Company and its competitors; general market and economic conditions; and government actions throughout the world.

Risks Associated with International Operations

         The Company's sales outside of the United States totaled approximately $4.9 million, $5.9 million and $12 million in 1993, 1994 and 1995, respectively. The Company expects that international sales will continue to represent a significant portion of its revenues. International sales are subject to inherent risks, including fluctuations in local economies, difficulties in staffing and managing foreign operations, fluctuating exchange rates, increased difficulty of inventory management, greater difficulty in accounts receivable collection, costs and risks associated with localizing products for foreign countries, unexpected changes in regulatory requirements, tariffs and other trade barriers, and burdens of complying with a variety of foreign laws. There can be no assurance that these factors will not have a material adverse impact on the Company's ability to increase or maintain its international sales or on its financial position, results of operations and cash flows. A substantial portion of the value of the components used in the manufacture of the Company's products is represented by components purchased from entities based in Japan. The continued weakness of the U.S. dollar against the Japanese yen could result in an increase in the cost of these components.

Development of Markets and Acceptance of Products; Growth of Bar Code Market

         The Company's continued growth will depend on the Company's ability to improve and market its existing products and to develop and successfully market new products. However, the Company's near-term financial results will depend in part upon increasing market acceptance of, and the Company's ability to expand the market share for, its products. There can be no assurance that any new products the Company may introduce will gain market acceptance.

         The markets for the Company's products are characterized by rapidly changing technology, frequent new product introductions and price erosion. Accordingly, the Company believes its future prospects depend on its ability not only to enhance and successfully market its existing products, but also to develop and introduce new products in a timely fashion that achieve market acceptance. There can be no assurance that the Company will be able to identify, design, develop, market or support such products successfully or that the Company will be able to respond effectively to technological changes or product announcements by competitors. Delays in new product introductions or product enhancements, or the introduction of unsuccessful products, could have a material adverse effect on the Company's financial position, results of operations and cash flows.

         The Company's current products are primarily used in the bar code market, which began in the 1960s and since then has experienced substantial growth, particularly since 1989. To the extent the bar code market does not continue to grow or experiences a significant economic downturn, the Company's ability to generate revenues could be materially adversely affected. Moreover, even if the size of the bar code market does increase, there can be no assurance that the demand for the Company's products will also increase.

Reliance on Certain Suppliers

         The Company purchases numerous parts, supplies and other components from various suppliers, which the Company assembles into its products. Although there are at least two sources for many of such parts, supplies and components, the Company currently relies on a single source of supply, Mitsubishi Electronics, for the main microprocessor used to control its printers, and is heavily dependent on Rohm Co., Ltd. and Kyocera Industrial Ceramics CP, its primary supply sources for print heads, and NMB Technologies, Inc., its primary supply source for motors. As such, the Company is vulnerable to limits in supply and pricing and product changes by these suppliers. Although management believes that such changes could be accommodated by the Company, they may necessitate changes in the Company's product design or manufacturing methods, and the Company could experience temporary delays or interruptions in supply while such changes are incorporated. Further, because the order time for microprocessors, print heads and motors averages four months, the Company could also experience delays or interruptions in supply in the event the Company is required to find a new supplier for any of these components. Any future disruptions in supply of suitable parts and components from the Company's principal suppliers could have a material adverse effect on the Company's results of operations.

         No back-up tooling exists for many of the Company's molded plastic components. Should a mold break or become unusable, repair or replacement could take several months. The Company does not always maintain sufficient inventory to allow it to fill customer orders without interruption during the time that would be required to obtain an adequate supply of molded plastic products. Accordingly, an extended interruption in the supply of any such components could adversely affect the Company's financial position, results of operations and cash flows.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         ELTRON INTERNATIONAL, INC.

June 17, 1996                            By: /s/ DANIEL C. TOOMEY, JR.
                                            -------------------------------
                                            Daniel C. Toomey, Jr.
                                            Chief Financial Officer